Exhibit 10.8

                            POWER PURCHASE AGREEMENT
                                     BETWEEN
             TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.
                                       AND
                           RIPE TOUCH GREENHOUSE, LLC.


     THIS AGREEMENT, made and entered into this 15th day of March, 1995, by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a cooperative corporation duly organized and existing under and by virtue of the laws of the State of Colorado, hereinafter called "Tri-State", its successors and assigns, and Ripe Touch Greenhouse, LLC., a limited liability company duly organized, created, and existing under and by virtue of the laws of the State of Colorado, hereinafter called "Producer", its successors and assigns. Tri-State and Producer are hereinafter known collectively as the Parties and individually as the Party.

     This Agreement is made pursuant to the Tri-State Interconnection Standards For Qualifying Facilities (hereinafter referred to as "Interconnection Standards") dated September, 1992, attached hereto as Exhibit "A" and by this reference incorporated herein.

                             RECITALS
     WHEREAS, Tri-State owns and operates an electric power system within the States of Colorado, Nebraska and Wyoming, and is engaged in generating, purchasing, and transmitting power and energy for sale at wholesale to its member distribution cooperatives, including Mountain View Electric Association, Inc., (hereinafter called "Mountain View") on an "all requirements" basis; and

     WHEREAS, Mountain View is engaged in transmitting and distributing power and energy to, among others, consumers in El Paso County in the State of Colorado; and

     WHEREAS, the Producer intends to install and operate a waste fuel fired generation facility (hereinafter referred to as "Project") in northwest El Paso County, two miles west of the town of Calhan; and

     WHEREAS, the Producer has requested electrical interconnection with Mountain View directly and with Tri-State indirectly, to facilitate delivery and sale of approximately 5,000 kilowatts of power and associated energy from the Project to Tri-State.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, the Parties agree as follows:

                             ARTICLE 1 - DEFINITIONS
                             -----------------------

     For purposes of this Agreement, all terms with initial capital letters textually defined and used herein, and not otherwise defined, shall have the definitions ascribed to them by the text. The following terms shall have the following meanings:

A. "Authorization for Interconnection" means the Agreement between Tri-State, Mountain View, and Producer that details certain conditions that must be met in order for Producer to continue interconnected operation beyond the initial testing period of the Project.

B. "Billing Period" means the period of time between the consecutive monthly cutoff meter reading dates used to determine billing quantities. The Billing Period will normally coincide with a calendar month.

C. "Billing Year" means January 1 through December 31, or such other dates which coincide with Tri-State's Billing Year for its Class A members.

D. "Capacity Rate" means the amount expressed in dollars per kilowatt per month that Tri-State will pay Producer for metered capacity per Article 5.

E. "Commercial Date" means the first day of which capacity and energy deliveries to Tri-State begin, subsequent to the initial testing period as described in
Article 8.

F. "Effective Date" is the date stated on page one (1) of this Agreement.

G. "Energy Rate" means the amount expressed in dollars per megawatthour that Tri-State will pay Producer for metered energy per Article 5.

H. "Interconnection Facilities" means all of the electrical connection facilities which must be installed or modified for the purpose of interconnecting and delivering power from the Project to the Tri-State system, including, but not limited to, all metering equipment, transmission and distribution lines and equipment, communications and telemetering equipment, protective devices and safety equipment.

I. "Member System Peak" means the half-hour interval during which Tri-State's Class A Membership was billed for demand during a Billing Period.

J. "Operating Representative(s)" means a person designated by each Party to act on its behalf as set forth in Article 23.

K. "Point(s) of Delivery" means the point(s) of interconnection between the Project and Tri-State's electrical system.

L. "Rated Output" means the design capability of the Project which is projected to be 5,000 kW.

M. "REA [RUS] Form 12d" means that certain document prescribed by the Rural Utilities service entitled, "Operating Report-Steam Plant" REA [RUS] Form 12d, REV. 12/93, which Tri-State submits to the Rural Utilities Service, or in lieu thereof such other records of Tri-State providing essentially the same information in essentially the same reporting format as said REA [RUS] Form 12d.

N. "Rolling Three-Year Average Monthly Load Factor", means Tri-State's system-wide three-year weighted average monthly load factor as calculated per Exhibit B. Tri-State's monthly load factor to be used in this calculation is calculated by taking the total Class A member energy sales for the month in kWh divided by the product of the total Class A member capacity sales for the month in kW, and the number of hours in the month.

0. "Test Period" means the period of time between the Effective Date and the Commercial Date when Project testing is performed per Article S.

P. "Twelve Month Weighted Average Monthly Load Factor" means Producer's twelve month weighted average monthly load factor of capacity and energy deliveries to

Tri-State as calculated per Exhibit B attached here-to and by this reference incorporated herein. Producer's monthly load factor to be used in this calculation is calculated by taking the total metered energy delivered by Producer to Tri-State for the month in kWh divided by the product of the total metered capacity produced by the Project at the time of the Member System Peak in kW, and the number of hours in the month. If this calculation yields a monthly load factor in excess of 100%, the load factor shall be deemed to be 100% for that particular month.

                         ARTICLE 2 - AGREEMENT FOR SALE
                         ------------------------------

     Tri-State agrees to purchase the entire net output of capacity and energy from the Project (delivered to the Point(s) of Delivery), and Producer agrees to sell and deliver said capacity and energy solely to Tri-State for the term of this Agreement. Producer agrees the production and delivery of capacity and energy will be pursuant to the restrictions contained in Exhibit "A" and that any variance from such restrictions shall enable Tri-State to terminate its obligations under this Agreement, without notice, without penalty or cost, upon Tri-State's sole discretion, by notice of termination delivered in writing to Producer.

     Notwithstanding the provisions of Article 19, there may be times when these purchases may have to be curtailed to ensure safe and reliable service to electric customers of Tri-State, Mountain view, or other interconnected power suppliers. These curtailments would be performed only under adverse electrical conditions including, but not limited to, power system interruptions, overload of facilities, loss of system generation, or other adverse conditions. Tri-State shall have the sole responsibility to determine the capability of the Tri-State and Mountain View electrical systems to accept capacity and energy purchases from the Project. In the event purchases are curtailed, Tri-state shall make reasonable efforts to minimize the duration of the curtailment. It is further understood and agreed that Tri-State shall not be liable for loss of revenue or other costs to the Producer as a result of such curtailment(s).

                        ARTICLE 3 - TERM AND TERMINATION
                        --------------------------------

     This Agreement shall have an initial term of thirty (30) years beginning with the Effective Date. The Agreement shall thereafter be deemed to be extended by the Parties hereto for up to two (2) successive terms of fifteen (15) consecutive years in the absence of any Party giving written notice to the other Party of its election not to so extend, said notice to be given at least 30 days prior to the expiration of the initial or any additional term.
     Tri-State may also terminate this Agreement if certain minimum load factor deliveries are not maintained by Producer, as outlined in Article 5. In addition, if the Commercial Date does not occur prior to February 28, 1997, the terms of this Agreement become null and void.

                ARTICLE - 4 DETERMINATION OF CAPACITY AND ENERGY
                ------------------------------------------------
                       DELIVERED BY PRODUCER TO TRI-STATE
                       ----------------------------------

     Tri-State shall make monthly payments for capacity and energy based on actual metered quantities per Article 5. The monthly payments shall consist of a Capacity Rate applied to the metered capacity delivered by the Project at the time of the Member System Peak during the Billing Period, and a Energy Rate applied to the total metered energy delivered by the Project during the Billing Period.

     If the Project is off-line, or not producing power for any reason during the time of the Member System Peak, the metered capacity for the Billing Period will be determined by taking an average of the daily metered peak capacity produced for all days during the Billing Period in which the Project is on-line for the entire twenty-four hours of each day during the Billing Period.

     In the event of partial-month service, the capacity component of the rate shall be prorated on the basis of the number of whole (24 hour) days served.

               ARTICLE 5 - PURCHASE PRICE FOR CAPACITY AND ENERGY
               --------------------------------------------------

         Energy Rate - Energy purchased for a Billing Year of this Agreement shall be priced at the average operation cost as shown on line 12 of the REA [RUS) Form 12d for Tri-State's Craig Station Unit No. 3 for the preceding twelve month period ended October 31. Any lease expense contained in line 10 of said form shall be removed prior to calculating the Energy Rate. The energy billing charge for any period shall be the product the number of megawatthours metered and received by Tri-State in the period times the Energy Rate. An example of the calculation of the Energy Rate is contained in Exhibit B attached hereto. Tri-State will provide an initial Energy Rate calculation to Producer no later than the Commercial Date of this Agreement. This initial Energy Rate will be in effect for the first Billing Year of the Agreement, or portion thereof, if less than a full year. Subsequent Energy Rate calculations will be provided by letter prior to the start of each succeeding Billing Year. If subsequent Energy Rate calculations for any Billing Year result in an Energy Rate less than the initial Energy Rate, the initial Energy Rate will be assessed for such Billing Year(s).

     Capacity Rate - The Capacity Rate during the entire term of this Agreement shall be $10.07 per kW per Billing Period.

     If total capacity and energy deliveries from Producer to Tri-State for any Billing Period yield a Twelve Month Weighted Average Monthly Load Factor for the most recent twelve month period, ended with the current Billing Period, of less than the Rolling Three Year Average Monthly Load Factor for the most recent thirty-six month period, ended with the current Billing Period, a billing adjustment will be performed to prorate the total capacity revenue paid to Producer for the Billing Period. A proration factor will be determined by multiplying the total capacity revenue paid by Tri-State by a fraction, the numerator of which is the actual Twelve Month Weighted Average Monthly Load Factor and the denominator of which is the Rolling Three Year Average Monthly Load Factor. Tri-State will receive from Producer a discount for said Billing Period based on the difference between the total capacity revenue calculations per this Article 5 and the proration factor so determined. An example of the calculation of the Twelve Month Weighted Average Monthly Load Factor and the Rolling Three Year Average Monthly Load Factor is contained in Exhibit B.

     The purpose of 'the preceding billing adjustment is to reduce the capacity revenue received by Producer in the event deliveries to Tri-State do not meet the Rolling Three Year Average Monthly Load Factor. Monthly deliveries to Tri-State resulting in a Twelve Month Weighted Average Monthly Load Factor exceeding the Rolling Three Year Average Monthly Load Factor will not result in calculations to increase the capacity revenue received by Producer.

     If the Twelve Month Weighted  Average Monthly Load Factor drops below fifty
(50) percent for three consecutive months, Tri-State may terminate this Agreement upon 30 days writ-ten notice to Producer, unless Producer can demonstrate to Tri-State's sole satisfaction that it is exercising its best efforts to correct the problem with all dispatch.

                               ARTICLE 6 - METERING
                               --------------------

         Tri-State shall provide, own, and maintain, all at Producer's sole expense, all necessary meters, dedicated potential and current transformers, and associated equipment to be utilized for the measurement of capacity and energy for determining Tri-State's payments to Producer pursuant to this Agreement. Producer shall provide, at no expense to Tri-State, a suitable location for all meters and associated equipment, and a dedicated telephone circuit for telemetering purposes. Producer, under the term and conditions set forth herein, hereby grants to Tri-State, its agents, employees, and subcontractors, a license to enter the premises to operate, maintain, or replace the equipment installed hereunder. All reasonable costs associated with any remote recorder readings, translations, billing costs, and any applicable administrative and general expenses including labor and travel, shall be borne solely by Producer.

     Tri-State's meters shall be sealed by Tri-State and the seals shall be broken only when the meters are to be inspected, tested or adjusted by Tri-State or its agent. Producer shall be given reasonable notice of testing and have the right to have its representative present on such occasions.

     Tri-State's meters installed pursuant to this Agreement shall be tested by Tri-State, at Producer's sole expense, at least once each year and at any reasonable time upon request by either Party, at the requesting Party's sole expense. metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by Tri-State, at Producer's sole expense, such that the metering accuracy of said equipment shall be within two percent (2%). If metering inaccuracy exceeds two percent (2%), the correct amount of capacity and energy output during such Billing Period shall be measured by check meters installed by Tri-State. If Tri-State's check meters have not been installed, or if such check meters have failed to fully register during such Billing Period, the amount of metered capacity and energy shall be determined based on a mutually agreed upon estimate between the authorized Operating Representatives of the Parties. Any correction in the billing resulting from such a correction in meter records shall be made in the next monthly bill rendered, and such correction, when made, shall constitute full resolution of any claim between the Parties hereto arising out of such inaccuracy of metering equipment.


                       ARTICLE 7 - FIRST RIGHT OF REFUSAL
                       ----------------------------------

     In the event Producer proposes to sell the Project or its associated rights to any third party, Tri-State shall have the first right of refusal to purchase the Project for a purchase price equal to any bona fide offer offered and conditionally accepted by Producer (such condition being only the Tri-State first right of refusal). The provisions of this Article shall not apply to transactions associated with the financing or refinancing of the Project.

                             ARTICLE 8 - TEST ENERGY
                             -----------------------

     Prior to the Commercial Date of operation of the Project, the Parties anticipate a period of testing during which a limited amount of test energy will be produced. Tri-State agrees to purchase all metered test energy from Producer, subject to the following terms and conditions:

1. Metering will be installed by Tri-State, at the Project's expense, before any interconnected operation for testing is permitted.

2. Producer will obtain liability insurance which conforms to the Interconnection Standards prior to any testing. Approval of liability insurance by Tri-State and Mountain View, in Tri-State's and Mountain View's sole opinion, is required prior to any interconnection for testing.

3. The Project will be required to receive authorization from the Tri-State dispatchers in Westminster, Colorado, at least thirty (30) minutes before commencing each testing period. Unauthorized testing will not be permitted.

4. The Project will have personnel on-site during each testing period who can be contacted immediately by Mountain View or Tri-State. Prior to testing, the Project will provide telephone numbers or radio frequencies through which they can be contacted.

5. The Project will immediately disconnect upon request from Mountain View or Tri-State.

6. Tri-State will pay $5.00/MWh ($0.005/kWh) for the metered energy during authorized testing periods. There will be no associated capacity rate assessed or paid for test energy.

7. Upon satisfactory completion of the test period, as solely determined by Tri-State, the Authorization for Interconnection will be executed before the Project may be placed into commercial operation.

                     ARTICLE 9 - OPERATIONS AND MAINTENANCE
                     --------------------------------------

     Producer shall maintain an operating log at the Project with records  of:

     1.   Real power generation;

     2.   Changes in operating status;

     3.   Outages;

     4.   Operations of protective devices;

     5.   Any unusual conditions found during inspections; and

     6.   Routine maintenance.

     Such information shall be made available to Tri-State upon request and copies of said operating log and records shall be provided, if requested, within thirty (30) days of Tri-State's request. Producer shall coordinate all scheduled out-ages and major overhauls with Tri-State.

                    ARTICLE 10 - INTERCONNECTIONS FACILITIES
                    ----------------------------------------

     The Producer shall design, construct, own, operate., and maintain, at its own expense, all equipment on the Project side of the Point of Delivery, except for equipment set forth in Article 6.

     Producer is required to meet the interconnection requirements of Mountain View as well as those of Tri-State, as set forth in Tri-State's Interconnection Standards (Exhibit "A") . The Interconnection Standards set forth the details of Tri-State's requirements concerning protective equipment, inspection and maintenance, insurance, metering, liability, and the procedure to be followed during application for interconnection.

     Any costs incurred by Tri-State in connection with an interconnection request pursuant to this Agreement shall be the sole responsibility of Producer, including, but not limited to, contracting, engineering, and testing activities (inclusive of all payroll burdens and overheads), and any required construction or modification of distribution or transmission system facilities or of any metering or telecommunication facilities.

              ARTICLE 11 - CONDITIONS PRECEDENT TO COMMERCIAL DATE
              ----------------------------------------------------

     Sales of power and energy, except as defined in Article 8, shall not commence until:

          1. The Project is tested per Article 8, and such test is accepted in writing by Tri-State and Mountain View.

          2. The Producer's liability insurance per Article 14 is in force and such insurance has been approved in writing by Tri-State and Mountain View.

          3.   Tri-State,   Mountain   View,   and   Producer   have  signed  an
          "Authorization for Interconnection" Agreement which is satisfactory to Tri-State and Mountain View

          4. Producer has provided an electrical power system single line drawing of the Project to Tri-State and Mountain View.

                        ARTICLE 12 - BILLING AND PAYMENT
                        --------------------------------

     Tri-State shall mail to Producer not later than twenty-five (25) days after the end of each monthly billing period, a statement showing metered capacity and energy, a computation of 'the payment due Producer, and a check for that amount. Payments are deemed paid on the date they are postmarked. Absent proof of postmark, payments shall be deemed paid as of the date of the check. Payments postmarked subsequent to the 25th day of the month shall be subject to a prorated annual interest charge at the Norwest Bank, or its successors, prime rate plus two percent applied to late payments on a daily basis, on a 365 day year. Contested billings shall bear a similar amount of interest due to the prevailing Party upon payment or refund of the contested amount. In the event the due date of an invoice falls on a weekend or Tri-State holiday, the due date shall be the next business day.

                             ARTICLE 13 - LIABILITY
                             ----------------------

     Each Party shall save, defend, and hold harmless the other Party, its officers, employees, and agents from any and all claims for injury to person or persons or damage to property occurring on its respective side of the Point of Delivery; provided, however, that nothing herein contained shall be construed as relieving or releasing either Party from liability far injury or damage, wherever occurring, resulting from its own negligence or the negligence of any of its officers, servants, employees, or agents; and in the event of concurrent negligence by the Parties, there shall be contribution; and provided further, that each of the Parties hereto shall be solely responsible far injury or damage, wherever occurring, due solely to any defect in equipment installed, furnished, or maintained by such Party. Each Party is solely responsible for the risk of loss, or damage to, its equipment, unless the loss or damage results from the negligence or fault of the other Party.

                             ARTICLE 14 - INSURANCE
                             ----------------------

     Prior to any testing of the Project, Producer shall obtain liability insurance as outlined in Tri-State's Interconnection Standards, and present to Tri-State a current and valid certificate of insurance. Such certificate of insurance shall state that Tri-State shall receive notice of lapse, cancellation and renewal from the insurance carrier. Producer shall give Tri-State thirty
(30) days notice of cancellation or material change in the policy. Producer shall maintain such liability insurance for the term of this Agreement. If for any reason such liability insurance is cancelled or not renewed, Tri-State shall disconnect or cause to disconnect Producer's Project from the Mountain View electrical system and shall discontinue purchases of metered capacity and energy output until such time as Producer obtains liability insurance pursuant to the Interconnection Standards and presents the certificate of insurance to Tri-State and Mountain View.

                               ARTICLE 15 - TITLE
                               ------------------

     Delivery of energy and capacity shall be deemed completed at the Point of Delivery, and title to energy and capacity shall pass to Tri-State upon delivery.

                               ARTICLE 16 - WAIVER
                               -------------------

     Any waiver at any time by either Party of its rights with respect to this Agreement, or with respect to any other matter arising in connection with this Agreement, shall be deemed a waiver of that specific instance only and shall not be deemed a waiver with respect to any other matter arising thereafter in connection with this Agreement.

                           ARTICLE 17 - CHOICE OF LAW
                           --------------------------

     This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado. Jurisdiction and venue shall be in the Adams County, Colorado, District Court.

                           ARTICLE 18 - REACTIVE POWER
                           ---------------------------

     Each Party shall provide the reactive power requirements for its own system unless otherwise mutually agreed upon from time to time by the Operating Representatives of the Parties.

                       ARTICLE 19 - UNCONTROLLABLE FORCES
                       ----------------------------------

     No Party hereto shall be considered to be in default in respect to any obligation hereunder if performance of such obligation is prevented by uncontrollable forces. The term uncontrollable forces is deemed for the purpose of this Agreement to mean any cause beyond the control of the Party affected, including, but not limited to, flood, earthquake, storm, drought, lightning, fire epidemic, war, riot, civil disturbance, labor disturbance, sabotage, and restraint by a court order, regulatory agency, or public authority, which by exercise of due diligence and foresight such Party could not reasonably have been expected to avoid. Any Party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing contained herein shall be construed to obligate a Party to forestall or settle a strike against its will.

                ARTICLE 20 - EXHIBITS MADE PART OF THIS AGREEMENT
                -------------------------------------------------

     Inasmuch as Exhibits A and B attached hereto and made a part hereof, set forth conditions which may change during the term of this Agreement, the conditions set forth in the Exhibits shall be as from time to time formulated by the Parties by mutual revision of said Exhibits. The initial Exhibits A and B, attached hereto, shall be in force and effect in accordance with its provisions until superseded by subsequent Exhibit(s). Other exhibits may be added to this Agreement by mutual agreement of 'the Parties.

                       ARTICLE 21 - SUCCESSORS AND ASSIGNS
                       -----------------------------------

     A. Permitted Assignments - This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties hereto. Producer, without the approval of Tri-State, may assign, transfer, mortgage or pledge this Agreement to create a security interest for the benefit of the United States of America, acting through the Administrator of the Rural Utilities Service (the Administrator). Thereafter, the Administrator, without the approval of Tri-State, may (1) cause this Agreement to be sold, assigned, transferred, or otherwise disposed of to a third party pursuant to the terms governing such security interest, or (2) if the Administrator first acquires this Agreement pursuant to 7 U.S.C., Section 907, sell, assign, transfer, or otherwise dispose of this Agreement to a third party; provided, however, that in either case (a) Producer is in default of its obligations to the Administrator that are secured by such security interest and the Administrator has given Tri-State notice of such default,; and (b) the Administrator has given Tri-State thirty days' prior notice of its intention to sell, assign, transfer or otherwise dispose of this Agreement indicating the identity of the intended third party assignee or purchaser. No permitted, sale, assignment, transfer, or other disposition shall release or discharge Producer from its obligations under this Agreement.

     B. Assignments to Affiliates - Each Party shall have the right to assign all or part of its rights and interests herein, without prior consent of the other Party, to (i) any entity acquiring all ox- substantially all of the assets of such Party; (ii) any entity merged or consolidated with such Party; or (iii) any entity which is wholly owned by such Party.

     C. Other Assignment - Except as provided in paragraph A, and B., above, neither Party shall assign its interest in the Agreement in whole or in part without the prior written consent of the other Party. Such consent shall not be unreasonably withheld.

                             ARTICLE 22 - APPROVALS
                             ----------------------

     This Agreement is subject to the regulatory powers of any state or federal agency having jurisdiction, and subject to approval of the Rural Utilities Service. Each Party hereto shall use it best efforts and shall cooperate with the other to obtain from all such state and federal authorities as may have jurisdiction, all authorizations, approvals, and orders to the extent required by law in order to enable them to validly enter into this Agreement and to perform all their obligations hereunder.

                     ARTICLE 23 - OPERATING REPRESENTATIVES
                     --------------------------------------

     The Parties hereby establish Operating Representatives to secure effective coordination and to deal on a prompt and orderly basis with the various operating and technical problems which arise in conjunction with the delivery of power, reciprocal services, and coordination. Each Party, by written notice to the other Party, shall designate an Operating Representative who is authorized to act on its behalf.

     The establishment of any procedure or practice or any other action or determination by the operating Representative shall be effective when signed by the Operating Representative of each of the Parties. The Operating Representatives of the Parties shall have no authority to modify any provision of this Agreement, except as provided hereunder.

     The Operating Representatives agree to work together to develop procedures for operations, metering, etc., not less -than six (6) months prior to the commercial Date of this Agreement.

                            ARTICLE 24 - SEVERABILITY
                            -------------------------

         In the event that any of the terms, covenants or conditions of this Agreement, its Exhibits, or the application of any such term, covenant, or condition shall be held invalid by any court or administrative body having jurisdiction, it is the intention of the Parties that in lieu of each such -term, covenant or condition that is invalid, there be added as part of this Agreement, a term, covenant, or condition as similar in terms as possible to such invalid term, covenant or condition. The Agreement shall not be effected thereby and shall remain in full force and effect.

                            ARTICLE 25 - INTEGRATION
                            ------------------------

         The terms and provisions contained in this Agreement between Tri-State and Producer constitute the entire agreement between Tri-State and Producer, and supersede all previous communications and representations, either oral or written, between Tri-State and Producer with respect to the subject matter of this Agreement.

                              ARTICLE 26 - NOTICES
                              --------------------

     All notices under this Agreement shall be deemed sufficient if deposited in the U. S. Mail, first-class postage prepaid thereon, addressed as follows:

To   Tri-State  Generation and  Transmission  Association,  Inc.
     General Manager
     12076 Grant Street Post Office Box 33695
     Denver, Colorado 80233

To   Ripe Touch Greenhouse,  LLC.
     14590 East Fremont Avenue
     Englewood,  Colorado  80112

     The designation of the person to be notified or -the address of said person may be changed at any time by similar notice.

                               ARTICLE 27 - AUDIT
                               ------------------

     The Parties shall maintain accurate records and books of account in accordance with generally accepted accounting principles and consistent with this Agreement. Said books and records shall present fairly all costs and expenses utilized, either directly or indirectly, in computing any charges or payments to the other Party under 'this Agreement.

     Upon thirty (30) days' written notice, each Party shall afford the other Party or its independent auditors reasonable access to the relevant records and books of account for a period of twenty four (24) months during the term of this Agreement, and fox, a period of twenty-four months thereafter. The Parties shall make every reasonable effort to obtain information from major subcontractors and suppliers requested in connection with such access to the records and books of account, at the requesting Party's expense.

                            ARTICLE 28 - ARBITRATION
                            ------------------------

     If a dispute between the Parties should arise under this Agreement, either Party may call for submission of the dispute to arbitration, which call shall be binding upon the other Party. The arbitration shall be governed by the rules and practice of the American Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should not then exist). If such rules and practices conflict with the then existing provisions of Colorado law applicable to arbitration proceedings, such law shall govern.

                             ARTICLE 29 - AMENDMENT
                             ----------------------
     This Agreement may be amended, changed, modified or altered, provided that such amendment, change, modification or alteration shall be in writing and signed by both Parties hereto.

                               ARTICLE 30 - ATTEST
                               -------------------

     IN WITNESS WHEREOF, The Parties hereto have caused this Agreement to be executed in their respective names as of the date and year first above written.

TRI-STATE GENERATION AND                RIPE TOUCH GREENHOUSE,
  TRANSMISSION ASSOCIATION, INC          LLC.


By   /s/______________________________          By /s/__________________________
     Frank R. Knutson, General Manager            Stan Abrams, Manager


Attest: /s/___________________________      Attest: /s/_________________________

                                    EXHIBIT B
                                    ---------
                            PURCHASE PRICE FOR ENERGY
                                   (Article 5)

This Exhibit B, made this 15th day of March, 1995, to be effective under and as a part of the Power Purchase Agreement between Tri-State Generation and Transmission, Association, Inc., and Ripe Touch Greenhouse, LLC., dated_______________ _____,shall become effective on the Effective Date of said Agreement and shall remain in effect until superseded by another Exhibit B. This Exhibit B or any superseding Exhibit- B shall terminate upon the termination of said Agreement.

ENERGY RATE - Information necessary to complete the calculation of the Billing Year Energy Rate illustrated below shall be taken from Tri-State's REA [RUS] Form 12d entitled, "Operating Report - Steam Plant" for Craig Station Unit No. 3.

                        ENERGY RATE FOR 1995 BILLING YEAR
                                    (Example)

                                         October 1994           October 1994
                                           12 Months             12 Months
                                         YEAR-TO-DATE           YEAR-TO-DATE
                                       OPERATION EXPENSE       NET GENERATION
                                       (Sec. E, Col. G,       (Sec. B, Col. C,
                                           Line 12)                Line 8)

Craig Station (Unit 3)                  *$43,502,495             2,897,505 MWh

*Total Operation Expense                  $79,565,667

Minus lease expense                       $36,063,172    (line 10)
                                          -----------
                          =               $43,502,495

Energy Rate -  1995 = ($43,502,495 o2,897,505 MWh)   =   $15.01/mwh


CALCULATION OF TWELVE MONTH WEIGHTED AVERAGE MONTHLY LOAD FACTOR AND
--------------------------------------------------------------------

ROLLING THREE YEAR AVERAGE MONTHLY LOAD FACTOR
----------------------------------------------


Weighted Average = LF (1) x KW (1) + LF (2) x KW (2) +... + LF (n) x KW (n)
                   --------------------------------------------------------
                                   KW (1)  +   KW (2)   +  ...  KW (n)

     Where: LF (m) is the load factor for the month m

            KW (m)  is the Tri-State Class A member peak kW demand for month m

            n = 36 months for Tri-State, or number of whole months elapsed since April 15, 1992, is less than thirty-six.

            n = 12 months for Producer, or number of months elapsed since the Commercial Date, if less than twelve.

     IN WITNESS WHEREOF, The Parties hereto have caused this Exhibit B to be executed in their respective names as of the date and year first above written.

TRI-STATE GENERATION AND                           RIPE TOUCH GREENHOUSE, LLC.
TRANSMISSION ASSOCIATION, INC.



By /s/_________________________________            By /s/_______________________
      Frank R. Knutson, General Manager                 Stan Abrams, Manager



Attest: /s/_____________________________          Attest: /s/___________________

Power Marketing Agreement
April 20,1994                                Revision 1
Page 6 of 6                                  September 8. 1995


                            APPENDIX A



The additional monthly compensation referred to in Section 4(a)(ii) of the Agreement shall be calculated as according to the following formula:

         R = (E - 14.6727) x $833.33

     where:

          R = Additional monthly compensation ($ / month) E = Energy rate from power sales contract ($ / MWh)

The energy rate (E) shall be updated annually on January 1st to reflect annual rate adjustments in the power sales contract. In any event the additional monthly compensation (R) shall not be less than zero.

Example

         Where:

         E   = 15.01 ($ / MWh)

         Then:

         R   = (15.01 - 14.6727) x $833.33 ($ / month)
             = $281 per month





APPROVED:
--------

ClTIZENS LEHMAN POWER L.P.  RIPE TOUCH GREENHOUSE, LLC  KENNETH M. MCBRYDE
By:/s/___________________   By: /s/___________________  By: /s/_________________
Date:        9/13/95        Date:         9/8/95        Date:        9/8/85
      -------------------        ---------------------       -------------------

                                 AMENDMENT NO. 1

                                     TO THE


                            POWER PURCHASE AGREEMENT
                            ------------------------

                                     BETWEEN

             TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

                                       AND

                           RIPE TOUCH GREENHOUSE, LLC

I PREAMBLE. This Contract Amendment is made this 28th day of February 1997, between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION INC., hereinafter called Tri-State-, and RIPE TOUCH GREENHOUSE, INC., formerly known as Ripe Touch Greenhouse, LLC., hereinafter called Ripe Touch, as part of the Power Purchase Agreement, dated March 15, 1995, (Original Contract) pursuant to the same authorities as the Original Contract, and subject to all of the provisions of the Original Contract except as herein amended.

2.       EXPLANATORY RECITALS:
         --------------------

     2.1 Ripe Touch has begun the processes necessary to install and operate a waste fuel fired generation facility, hereinafter referred to as the Project, in northwest El Paso County, two miles west of Calhan, Colorado.

     2.2 The Original Contract provides, among other things, for electrical interconnection by Ripe Touch with Tri-State's Member, Mountain View Electric Association, Inc., directly and with Tri-State indirectly to facilitate delivery and sale of approximately 5,000 kilowatts of power and associated energy from the Project to Tri-State-

     2.3 The terms of the Original Contract stipulate that the Original Contract shall become null and void in the event the Commercial Date has not occurred by February 28, 1997.

     2.4 Ripe Touch has requested extension of such termination date until April 30, 1998, has demonstrated to Tri-State that significant progress has been made toward construction of the Project, and has provided to Tri-State a deposit in the amount of $25,000 which shall be refundable only in the event the Commercial Date occurs prior to the requested extension date.

     2.5 Ripe Touch Greenhouse, LLC, a party to the Original Contract, along with Tri-State, is now known as Ripe Touch Greenhouses, Inc.,

     2.6 The parties desire to change the terms of the Original Contract to change the date of termination and to change the name by which Ripe Touch is known under the Original Contract.

     3. AGREEMENT: The parties hereto agree to the terms and conditions set forth herein.

     4. TERM OF CONTRACT AMENDMENT: This Contract Amendment shall become effective on the date first above written, subject, however, to written approval by the Rural Electrification Administration and any regulatory agency having jurisdiction, and shall remain in effect concurrently with the Original Contract and shall terminate concurrently therewith.

     5.   REVISION OF ARTICLE 3. "TERM AND TERMINATION": The second paragraph of
          Article 3, "Term and Termination", of the Original Contract is hereby deleted in its entirety and the following substituted therefor:

               "Tri-State may also terminate this Agreement if certain minimum load factor deliveries are not maintained by Producer, as outlined in Article 5. In addition, if the Commercial Date does not occur prior to May 1, 1998, the terms of this Agreement become null and void."

     6. REVISION OF VARIOUS CONTRACT ARTICLES: All references in the Original Contract to "RIPE TOUCH GREENHOUSE, LLC." shall be understood to refer to "RIPE TOUCH GREENHOUSES, INC."

     7. ORIGINAL CONTRACT TO REMAIN IN FULL FORCE AND EFFECT: Except as expressly modified by this Contract Amendment, the Original Contract shall remain in full force and effect, and this Contract Amendment shall be subject to all the provisions, except as herein modified, of the Original Contract.


IN WITNESS WHEREOF, the Parties have caused this Contract Amendment to be executed the date first written above.



RIPE TOUCH GREENHOUSES INC
--------------------------


By: /s/_________________________        Witness: /s/_____________________
      Stan Abrams, President



TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION INC,


By: /s/________________________________ Witness: /s/_____________________
      Frank R. Knutson, General Manager